Exhibit 99.2

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RadNet, Inc.

Third Quarter 2024 Financial Results Conference Call

November 11, 2024

C O R P O R A T E P A R T I C I P A N T S

Howard Berger, President, Chief Executive Officer

Mark Stolper, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

John Ransom, Raymond James

Evan, Barclays

Larry Solow, CJS Securities

Jim Sidoti, Sidoti & Co.

P R E S E N T A T I O N

Operator

Good day and welcome to the RadNet Inc. Third Quarter 2024 Financial Results Conference Call.

All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on a touchtone phone. To withdraw your question, please press star then two. Please note that this event is being recorded.

I would like to turn the conference over to Mark Stolper, Executive Vice President and CFO of RadNet. Please go ahead.

Mark Stolper

Thank you.

Good morning ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s third quarter 2024 financial results.

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Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet's annual report on Form 10-K for the year ended December 31, 2023. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger.

Howard Berger

Thank you Mark.

Good morning everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our third quarter 2024 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions.

I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

To begin, I am very pleased with our performance in the third quarter. It was the strongest quarter in our Company’s history with record revenue and Adjusted EBITDA. Relative to last year’s third quarter, total Company revenue increased 14.7% and our digital health revenue increased 34.3%. Imaging center revenue growth was driven by heavy demand in virtually all of our markets benefiting from the increasing utilization of diagnostic imaging within healthcare, as well as the continuing shift to procedural volumes away from the more expensive hospital alternatives to ambulatory freestanding centers like the ones we operate.

Also contributing to the strong revenue performance was the positive impact of improved reimbursement from our payors, who recognize the important role we are playing as a lower priced alternative to hospital -based imaging. Lastly, our top line is benefiting from a continuing shift in modality mix towards advanced imaging, MRI, CT and PET CT, where our revenue per scan is substantially higher than with routine imaging.

During the third quarter, advanced imaging represented 26.7% of our procedural volume, an increase of 142 basis points from last year’s same quarter. This is both a function of the overall industry trend of more of these exams being ordered as a result of technology advances in these modalities, and the significant capital investments we have made in the last several years in the advanced imaging equipment for growth and replacement. Contributing to the strong revenue growth within digital health were the AI businesses, including our AI-powered EBCD breast cancer screening program, which grew 75.8% quarter-over-quarter for the past year.

Adjusted EBITDA was also a quarterly record. While the strong revenue results which I just discussed contributed to more EBITDA, our focus on operational efficiency, improved management and utilization of labor, investments in information technology and effective cost controls contributed to a 27.2% increase from last year’s third quarter. Another contributing factor to Adjusted EBITDA growth was the disproportionate growth in the higher profit margin digital health businesses. Cumulatively, these factors drove a 156 basis point increase in our Adjusted EBITDA margin as compared with last year’s third quarter. While we are pleased with this margin expansion, I remain convinced we have further opportunity to improve margins in the future.

The strong operating results in the third quarter relative to our internal budget resulted in our decision to increase 2024 full-year guidance ranges for revenue, Adjusted EBITDA and free cash flow, which we also increased after reporting our first and second quarter financial results. Mark will discuss this in more detail in his prepared remarks.

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Twenty twenty-four continues to be a year of investment in our business. Year to date, we have opened five de novo facilities and we have three additional anticipated site openings for the remainder of 2024. Moreover, we have 15 additional projects in development which we intend to open during 2025. These de novo facilities are split almost equally between wholly owned and JV centers and are located in markets where we have patient backlogs, require additional capacity, or where we currently lack access points to service identified patient populations. While these projects are requiring us to make capital investments above our normal spending, we are confident that these centers will be material contributors to our long term performance and growth.

We continue to grow our hospital and health system joint venture businesses. Currently, 152 of our 399 centers, or 38.1% are held within health system partnerships, which includes two imaging centers that were jointly opened in the third quarter with the University of Maryland medical system and one inside our three-way joint venture in the San Fernando Valley and Los Angeles with Cedars Sinai and the Providence Health system. These and other systems are seeking long term strategies around outpatient imaging and have recognized that cost effective and efficient freestanding centers will continue to capture market share from hospitals as payors and patients both migrate their site of care towards lower cost, high quality solutions. Our hospital and health system partners have been instrumental in increasing our procedural volumes with their physician relationships.

We continue to gain momentum with initiatives inside the digital health segment. Some of you may have seen last week that we announced the first customer for a suite of solutions powered by the DeepHealth OS. ONRAD, a full service radiology provider to more than 120 hospitals, radiology groups and imaging centers, will implement a variety of DeepHealth OS solutions to streamline its clinical and operational workflow, including deploying the DeepHealth OS advanced viewer and smart reporting features. ONRAD, who is a new customer to us, meaning that it does not use any of the legacy eRAD or DeepHealth solutions, will begin implementation of the DeepHealth OS solutions in the first quarter of 2025.

Additionally, earlier this morning we announced a collaboration with GE Healthcare aimed at accelerating the adoption of AI-powered workflows and clinical solutions through smart technologies. This collaboration brings together GE’s healthcare legacy in bringing innovative hardware solutions to our industry with DeepHealth’s leading edge AI-powered digital solutions. Our shared objective is to make imaging hardware more capable, enriching diagnostic equipment with AI-powered workflow and critical solutions to better service clinicians and patients in all imaging settings.

Our first offering with GE is in the area of mammography, where bringing together DeepHealth’s SmartMammo solution and GE’s Senographe Pristina mammography unit will improve speed, clinical accuracy, operational efficiency, and improve patient care. SmartMammo is a DeepHealth AI-powered SaaS solution designed to seamlessly integrate into existing breast cancer diagnostic workflows, enhancing diagnostic accuracy and workflow efficiency. By incorporating imaging informatics into advanced mammography systems, the SmartMammo solution can support high volume breast center cancer screening programs. SmartMammo can prioritize cases based on suspicion level and ensure seamless integration and interoperability with existing healthcare IT infrastructure.

As one of its advanced features, integration of SmartMammo with GE’s Senographe Pristina mammography unit will include smart alerts, a workflow solution that alerts rapid AI processing with the goal of alerting imaging sites to cases with potentially suspicious lesions in minutes. This kind of solution aims to empower earlier diagnostic examination follow-up compliance and reduced anxiety for women with potentially suspicious findings.

The GE-DeepHealth collaboration agreement will enable GE Healthcare to distribute SmartMammo and other DeepHealth solutions to imaging providers in the United States as part of GE Healthcare’s comprehensive portfolio of imaging technologies. In addition to collaborating on SmartMammo, we and GE Healthcare intend to explore areas of further collaboration for smart technology solutions in other modalities and clinical domains, expanding the access to and impact of AI-based workflows.

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In our booth at the RSNA convention in Chicago, we will be demonstrating, among other things, SmartMammo with a GE Pristina unit, DeepHealth OS workflow solutions, our breast, prostate and lung AI solutions, as well as other technologies. DeepHealth solutions will also be demonstrated in the booths of GE Healthcare and Siemens, where we are demonstrating an ultrasound integration with DeepHealth technology. We are meeting with dozens of potential customers and partners at the convention and through Barclays and Jefferies will be hosting investor presentations at our booth on December 2 and December 3. We encourage anyone listening today to reach out to Barclays or Jefferies should you want to join one of these investor presentations at our booth.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our third quarter 2024 results. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I’m now going to briefly review our third quarter 2024 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance. I will also provide an update on 2024 financial guidance levels which were released in conjunction with our 2023 year-end results in March of this year and revised in May and August in conjunction with our first and second quarter 2024 financial results.

In my discussion today, I will use the term, Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, and non-cash equity compensation. Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests and subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc.’s common shareholders is included in our earnings release.

With that said, I’d now like to review our third quarter 2024 results.

For the third quarter of 2024, RadNet reported total Company revenue of $461.1 million and Adjusted EBITDA of $73.7 million. Revenue increased $59.2 million or 14.7% and Adjusted EBITDA increased $15.7 million or 27.2% as compared with the third quarter of 2023. Breaking this performance down to the individual operating segments, our imaging center segment reported revenue of $452.4 million and Adjusted EBITDA of $70.4 million. This was an increase of $56.8 million or 14.3% in revenue and an increase of $14.8 million or 26.6% in Adjusted EBITDA as compared with last year’s third quarter. Driving this performance were strong aggregate and same center procedure volumes, the impact of higher reimbursement we are receiving from commercial and capitated payors, the gradual movement towards advanced imaging, and tight expense control.

The digital health segment reported revenue of $16.4 million and Adjusted EBITDA of $3.2 million. Revenue increased $4.2 million or 34.3% and Adjusted EBITDA increased $950,000 or 41.7% as compared with the third quarter of 2023. Digital health’s significant growth was due in part from a $2.2 million or 75.8% increase in AI revenue, which climbed to $5.1 million during the third quarter of 2023.

Total Company net income for the third quarter of 2024 was $3.2 million as compared with total Company net income of $17.5 million for the third quarter of 2023. Fully diluted net income per share for the third quarter of 2024 was $0.04 compared with a fully diluted net income per share of $0.25 in the third quarter of 2023.

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There were a number of unusual or one-time items impacting the third quarter, including the following: $8.1 million of non-cash loss from interest rate swaps; $304,000 in severance expense related to cost savings initiatives; $1.3 million expense related to leases for de novo facilities under construction that have yet to open their operations; $3.3 million of non-capitalized research and development expenses related to the DeepHealth Cloud OS in generative AI; $417,000 of acquisition transaction costs; and $147,000 loss in conjunction with the extinguishment of debt and related expenses.

Adjusting for the above items, total Company adjusted earnings were $3.3 million and diluted adjusted earnings per share was $0.18 during the third quarter of 2024. This compares with total Company adjusted earnings of $8.8 million and diluted adjusted earnings per share of $0.13 during the third quarter of 2023.

For the third quarter of 2024 as compared with the prior year’s third quarter, MRI volume increased 14.6%, CT volume increased 15.5%, and PET CT volume increased 23.8%. Overall volume, taking into account routine imaging exams inclusive of X-ray, ultrasound, mammography, and all other exams, increased 9.0% over the prior year’s third quarter.

On a same center basis, including only those centers which were part of RadNet for both the third quarter of 2024 and 2023, MRI volume increased 9.9%, CT volume increased 9.8%, and PET CT volume increased 16.8%. Overall same center volume, taking into account routine imaging exams, increased 5.5% over the prior year same quarter.

In the third quarter of 2024, we’ve performed 2,738,007 total procedures. The procedures were consistent with our multi-modality approach whereby 73.3% of all the work we did by volume was from routine imaging. As we now have a table of our aggregate procedure volumes broken down by modality, I won’t go through the numbers but will make the following point. In his remarks, Dr. Berger mentioned that we are experiencing a continuing shift to higher acuity procedures, or what we call advanced imaging. In the third quarter, 26.7% of our procedures were from MRI, CT and PET CT. In last year’s third quarter, this metric was 25.3%, a shift of 1.4% of our procedure volumes toward advanced imaging. With higher pricing and better margins, more advanced imaging improves our financial results, including our operating margins.

Overall GAAP interest expense for the third quarter of 2024 was $19.4 million as compared with $16.1 million during the last year’s third quarter. In the third quarter of 2024, cash interest expense, which includes payments to and from counterparties on interest rate swaps and net interest income earned from our cash balance, was $4.3 million. This compares with $11.7 million in the third quarter of 2023. The lower cash interest expense this quarter is primarily the result of a significantly higher interest income on the much larger cash balance.

With regards to our balance sheet as of September 30, 2024, unadjusted for bond and term loan discounts, we had $261 million of net debt, which is our total debt at par value less our cash balance. Note that this debt balance includes our 49% ownership portion of New Jersey Imaging Network’s debt of $136.9 million, for which RadNet is neither a borrower nor a guarantor, and it also includes our 49% ownership of NJIN’s cash balance of $86.4 million. This Company-wide net debt compares with $498.3 million of net debt as of September 30 of last year.

As of September 30, 2024, we were undrawn on our $282 million revolving line of credit and had a cash balance of $748.9 million. At September 30, 2024, our accounts receivable balance was $199 million, an increase of $35.4 million from year end 2023. The increase in accounts receivable is primarily the result of increased business and revenue. Our days sales outstanding, or DSO was at 35.7 days at September 30, 2024, near a historical low.

Through September 30, 2024, we had total capital expenditures net of proceeds from the sale of imaging equipment of $127.5 million. This total includes $6.9 million spent under equipment notes and the remainder spent in cash, and excludes $15.5 million of New Jersey Imaging Network capital expenditures and a one-time $9 million purchase of software code from a vendor.

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At this time, I’d like to revise and update our 2024 financial guidance levels.

Given the positive trends we are experiencing in virtually all aspects of our business and the strong financial performance of the first nine months of the year, we are revising upwards certain guidance levels in anticipation of financial results that we believe will exceed our original and revised expectations. For revenue, we have increased our guidance range to $1,710,000,000 to $1,760,000,000, which is roughly a $25 million increase to our revenue guidance. We’ve also increased for the imaging center segment our EBITDA guidance by $5 million now to $262 million to $270 million of Adjusted EBITDA.

For capital expenditures, we have increased our guidance level to $145 million to $155 million, which was done in conjunction with increased spending on our de novo facilities, which we be opening three by the end of this year and 15 locations sometime in 2025. Our cash interest expense we’ve decreased to $25 million to $30 million as a result of having a larger cash balance than anticipated and having more interest income. Our free cash flow guidance range, we’ve increased our level to $83 million to $93 million, which is roughly a $10 million to $13 million increase in our free cash flow guidance. For the digital health segment, our guidance remains substantially the same. We did increase our spend by $1 million on non-capitalized R&D related to the DeepHealth cloud-based OS and generative AI initiatives.

I’ll conclude my remarks with an update on 2025 Medicare reimbursement. As a reminder, Medicare reimbursement represents 22% of our business mix. With respect to Medicare reimbursement in July of this year, we received a major proposed rate by CPT code, which is typically part of the physician fee schedule proposal that is released about that time every year. At that time, we completed an initial analysis and compared those rates to 2024 rates. We volume-weighted our analysis using expected 2025 procedure volumes.

As you may recall four years ago, CMS moved forward with increased reimbursement for evaluation and management CPT codes which favored certain physician (inaudible) that regularly bill for these services, particularly primary care doctors. CMS proposed doing so at the time with budget neutrality, meaning that as opposed to reallocating reimbursement from physicians who rarely bill for these E&M codes to physicians who regularly bill for these codes. As a result, radiology and most other specialties experienced cuts in reimbursement from 2021 through 2024, an intentional phase-in of reimbursement cuts to pay for the reimbursement benefit provided to the primary care physicians.

The cuts we are currently experiencing in 2024 were substantially mitigated by Congressional legislation that was passed in March of this year as part of the consolidated and appropriated (audio interference). In the proposed (audio interference) in July of this year governing 2025 reimbursement, Medicare will effectively be phasing in the remainder of the E&M code related cut (inaudible) this year. The cut proposed for 2025 results from a decrease in the conversion factor in the Medicare fee schedule by about 2.8%, along with certain minor changes to RVUs of certain radiology CPT codes.

Our initial analysis of the proposal for next year implies that RadNet on roughly $1.8 billion in revenue would face an approximately $6 million to $8 million revenue hit in 2025 from its Medicare business. Medicare’s final rule, which was released at the very end of October, a few weeks ago, was consistent with the initial proposal in July. Because the proposed decrease in the conversion factor affects all physicians, not just radiologists, there have been many lobbying groups from various medical specialties aggressively opposing the cut.

In response to the cuts, Representative Greg Murphy, a Republican from North Carolina along with seven bipartisan co-sponsors, introduced the Medicare Patient Access and Practice Stabilization Act. The bill would provide a 4.73% increase to the Medicare fee schedule conversion factor for calendar year 2025, essentially mitigating the 2.8% final rule that Medicare just released and increasing Medicare reimbursement in 2025 by 1.93%. We expect that this bill will be put forth for vote in Congress sometime next month, at which time we will have more clarity on 2025 Medicare reimbursement rates.

I’d now like to turn the call back over to Dr. Berger, who will make some closing remarks.

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Howard Berger

Thank you, Mark.

This is most definitely the most exciting time I’ve seen in our industry. Diagnostic imaging is entering a time of transformation and RadNet seeks to move the industry forward during this dynamic period. The trends for RadNet and the rest of the outpatient imaging industry are strong and are projected to be sustainable for years to come. We continue to experience growing procedural volumes driven by advances in equipment, contrast materials, radioactive isotopes, post-processing software, and more recently artificial intelligence. Patients are more frequently being directed away from hospitals to more cost effective ambulatory sites of care, like the centers RadNet operates. There is greater focus on using diagnostic imaging for population health, preventative medicine, and screening programs.

Most importantly, we are at the beginning of an acceleration in technology from generative and clinical AI that will transform the way our industry operates and delivers its services. These advances will increase patient access, improve the patient experience, increase the productivity and accuracy of radiologists, and most importantly improve patient outcomes. It is our intent to position RadNet to be on the leading edge of this transformation by doing (inaudible) in our core imaging center business and within our digital health initiatives.

Inside our core business, we are focusing on growth areas such as prostate, Alzheimer’s and cardiac imaging, which are being enabled by advances in equipment software and radiopharmaceuticals. We are partnering with health systems to provide patients with better access and lower cost solutions, advancing population health screening programs for breast, lung, prostate and cardiac disease, and testing alternative site opportunities within Wal-Marts and retail malls.

Digital health is making significant progress with initiatives that are poised to help us drive more revenue, reduce costs, and increase margins. To this end, we are excited about the commercial launch of DeepHealth OS in a few weeks, which is a delivery platform for solutions that automate office processes and more effectively manage patient and clinical data, including automating patient scheduling, clinical reporting, medical coding, sales and marketing, and clinical workflows.

In parallel to the DeepHealth OS development, we continue to grow revenue from clinical AI solutions for breast, lung and prostate cancer screening. Our breast AI is improving the productivity and accuracy of our radiologists while providing a valuable benefit to our patients, for which they are willing to pay out of pocket.

We are formulating similar screening programs for prostate, lung and other chronic diseases for both domestic and international markets, as we firmly believe that healthcare needs to shift towards prevention and early detection and not just focus on treating patients that are already sick.

Finally, as we discussed this morning with the GE Healthcare announcement, we are also working with imaging equipment manufacturers to bring smart technology solutions to the equipment marketplace that will greatly benefit all stakeholders: radiologists, technologists, imaging center staff, referring physicians, and patients.

Operator, we are now ready for the question and answer portion of the call.

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Operator

Thank you. We will begin the question and answer session. To ask a question, you may press star, then one on your touchtone telephone. If you are using a speakerphone, we do ask that you please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star then two. At this time, we will pause for just a moment to assemble our roster.

Our first question today will come from Brian Tanquilut with Jefferies. Please go ahead.

Brian Tanquilut

Hey, good morning, guys, and congrats on the GE deal and the quarter. Maybe Howard and Mark as well, just on the GE announcement this morning, if you could share with us just more details on how that contract or that agreement actually works and what exactly does SmartMammo cover? How different is this from your EBCD offering in terms of what the eventual client/radiology clinics would have access to, or be able to offer in terms of clinical services through your AI platform? Thanks.

Howard Berger

Good morning, Brian, I hope you’re well. First, let me start by saying that the major component of smart mammography is the embedding of the DeepHealth operating system onto, in this case, the GE Senographe Pristina mammography system. What that means is that the capabilities of the AI solutions, both clinical and generative, will be embedded onto the gantry of the GE mammography system, allowing essentially for a turnkey operation. As you are well aware, we have begun, for example, deploying mammography systems in malls and Wal-Mart locations, and basically this system will allow us to plug and play. We will be able to install these systems and simply need a power source and a connection to the internet to essentially make this function in the same way that a patient coming into a RadNet center would experience. In other words, all of the information systems and clinical tools, which would include the EBCD program as part of our AI clinical package, will be available a part of an offering that the GE Healthcare system and their marketing and sales force will help distribute for us.

This will allow more or greater, faster if you will, deployment of these systems not only perhaps in the more conventional way that people are used to getting their mammography, but in non-conventional sites where imaging can be performed, like in the Wal-Mart and mall locations. We believe that there’s other opportunities for distribution of this type of network of equipment that will help facilitate access and compliance and make what is estimated to be about a third of the female population more accessible to getting early breast cancer screening.

I think the best way to look at this is it’s a collaboration between, in this case, GE with their mammography system and RadNet with their DeepHealth AI tools to essentially create an environment that will allow not only easy access but also facilitate the results and distribution of information, since the DeepHealth system is a cloud-native based system. Things like faster turnaround time for the reporting results and to the patient will allow us more rapid opportunities to navigate people into the next appropriate step for their mammography or breast screening programs.

Did I leave something out there, Brian, that you’d like me to elaborate on further?

Brian Tanquilut

No, that’s really helpful, Howard. Then maybe just one comment that you made earlier, that you see opportunity to drive margins further up. Just curious how you’re thinking about the composition or the drivers of that. Thanks.

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Howard Berger

The improving of margins is really where we expect the DeepHealth operating system, which we have already begun to deploy some of the modules inside RadNet centers, will streamline activities which are manual processes right now relative to things like scheduling, reporting tools, data migration to the cloud, (inaudible) medical records, revenue cycle management, coding—I could go on and on. But things that are both currently dependent on a limited labor force to try to help keep up with the demands that we have.

What we’d expect to do is be able to process a lot more in the way of our patient demands and needs that will be not only faster but even more accurate, and make all of our employees that much more efficient in their use of these systems. I think the response of the DeepHealth platform is one to which is an existential problem that everybody in healthcare has, but particularly in radiology with the shortage of both radiologists, technological staff and office staff to help facilitate the patient experience.

Brian Tanquilut

All right, got it. Thank you, Howard.

Howard Berger

Thanks Brian.

Operator

Our next question today will come from John Ransom with Raymond James. Please go ahead.

John Ransom

Hey, good morning. Just want to unpack this GE deal a little bit. Who are your primary targets for selling the solution to, and who’s going to be responsible for that selling? Is it going to be yourself, is it going to be GE? Should we think about maybe Wal-Mart being one of the top potential suspects in terms of getting this rolled out?

Howard Berger

The prospects for this are obviously current hospitals and imaging center outpatient or ambulatory imaging center providers, but I think there’s a bigger market beyond that in what we like to refer to as alternative or non-traditional imaging locations, much like what Wal-Mart and the retail malls that we are experiencing and piloting for this kind of access. When you stop to think of what that market could look like, it’s substantially larger than just the existing conventional market.

In addition, we think that there’s other market opportunities. There are companies out there, and we’ll be one of them, that will be looking at providing mammography in OBGYN offices, where women come for their wellness visits on an annual basis and for which that market is already being tapped into, and which this is a particularly good opportunity. Given that, as I mentioned just a moment ago, this is a turnkey operation that will allow RadNet to install these with just the need for a power source and a connection to the internet in order to provide not only the equipment and doing the mammogram itself, but registering patients, billing for patients, facilitating the storage of medical records and retrieval, doing the actual interpretation by using clinical AI such as the Saige-Dx program, access to the EBCD program, and all being able to do this with a goal of trying to give results to a woman while they’re still in the office. These are the kinds of transformative changes, I think that the technology will allow us to achieve while doing a better job of compliance and access for early detection, and ultimately get better outcomes.

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This will be a dual role for both GE and RadNet to help. First the RadNet team through the DeepHealth division, try and enable and educate the GE marketing and sales force, which is quite extensive not only here in the U.S. but globally too, where these kinds of products will even be more embraced for large scale screening programs. I look at this as truly being a collaboration not just in terms of creating the product and deploying it, but educating and giving a greater opportunity for making this type of inroads as quickly as possible.

We will of course, meaning RadNet, will look to sell the DeepHealth platform, which is something that can be integrated with other mammography systems, but none that will have what the current integration between the GE Pristina mammography system and the DeepHealth, to be embedded and fully integrated so that there is not a variety of AI and IT tools that all have different vendors and require far more cost, as well as difficulty in implementing.

John Ransom

Okay. Then just switching gears - Mark, I know we’re not giving ’25 guidance today, but I know you talked about the Medicare headwind, you’ve talked about the de novos. What are some of the other puts and takes we should think about when we build out our ’25 models?

Mark Stolper

Sure, and obviously we issue guidance—we will issue 2025 guidance at the end of February of next year, and we’re going through our budgeting process today, so I don’t want to go too deep into it. But I will say, as you mentioned, the headwinds are potentially on Medicare side that could be a much as a $6 million to $8 million headwind should the final rule go into effect as proposed. But we do think, and our experts think, that that will be either partially mitigated or fully mitigated with this Congressional bill that I talked about in my prepared remarks.

The other challenge I think that we’re facing, like every other healthcare company within radiology and outside of radiology, is the increasing cost and availability of labor. We’ve been managing through that as best we can. We’ve certainly—it’s been inflationary as we’ve had to pay more to attract talent and to retain talent, but on the positives, the business continues to experience heavy demand. We have backlogs in virtually every market in which we operate. We are in the process, as we mentioned, of building new facilities aggressively to build our capacity, to meet the heavy demand that we know exists out there. We’ve got three centers that we’re anticipating opening before year end. We’ve got 15 de novo projects on the docket for 2025, and we’ll have additional projects after 2025.

We’ve also—we’re aggressively expanding our hospital joint ventures, as we said in the prepared remarks. We had three additional sites that went into joint ventures in the third quarter, two within the University of Maryland system, one here in Los Angeles with Cedars and the Providence Health system. We’re going to be announcing new relationships with new partners. We’ll have new joint ventures with existing partners and expansions with our joint venture, so that will be built into next year’s budget.

We’re also experiencing, as we noted in our prepared remarks, a shift towards advanced imaging modalities. We had over a 140 basis point shift in this third quarter relative to last year’s third quarter in favor of MRI, CT and PET CT. That comes with higher revenue, higher margins and profitability. We don’t see a—we think that that trend is sustainable going forward, not because we’re driving it, although we are aggressively investing in this technology in terms of our growth CapEx and our replacement CapEx. But that’s just what’s going on in the industry with all the technology advances around the equipment itself, post-processing software, contrast materials, radioactive isotopes. It’s driving more indications for physicians to order these types of diagnostic tests, so we think that that trend will be positive for our guidance next year.

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We’ll continue to be doing some small tuck-in acquisitions. We’ve got an active pipeline today as we speak, and that will continue to be a part of the strategy going forward. Of course, all of the growth that we see within digital health, not just this GE SmartMammo announcement but the continuing growth and penetration of our EBCD program, further growth in the U.K. and in Europe with our lung AI product, the DeepHealth lung product where we’re rolling out a program in the U.K. called the targeted lung health check program with the National Health Service there that will continue to drive revenue. As many investors will see at the RSNA in few weeks, that we’re going to be working in other areas with other modalities, other equipment manufacturers around embedding smart technology tools and solutions into other equipment and other ultimately alternative imaging locations.

I think we’re excited about the next 12 months, and most importantly we’re coming out with the DeepHealth OS commercialized product, which we have to start marketing and selling aggressively within 2025.

John Ransom

Just lastly from me, the structure of your deal with GE, is this a software license? Just how does that work?

Howard Berger

Hi John, it’s Dr. Berger again. Yes, this is a software licensing arrangement with GE, and they will through their sales and marketing force distribute that for us on their equipment. We will, of course as I said, also be doing some of that ourselves directly to other providers and in other opportunities, where the benefits of our DeepHealth program. It is a licensing product or program right now which has the capability of also being SaaS-based. We’re playing with all of the models because some people might want to do this more as a capital investment, some people might want to do it as a variable expense. We’re capable of doing that because we not only put the clinical AI tools on there, like the EBCD program and reporting tools, but also the office-based generative AI tools, which are the radiology products that manage the rest of the other office requirements, like scheduling and billing in a turnkey operation.

John Ransom

Okay, thank you.

Howard Berger

Thank you, John.

Operator

Our next question today will come from Andrew Mok with Barclays. Please go ahead.

Evan

Hi, good morning, this is Evan on for Andrew. During the quarter, we saw AI revenue decrease nearly 10% sequentially versus 2Q, while mammography volumes remained largely constant. What were the underlying drivers of that, and do you still expect the AI business to exit the year profitable? Thank you.

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Mark Stolper

Yes, thank you for the question. Yes, it was a little—I guess I should have pointed this out in the script, in Q2 we had a $600,000 implementation fee within our AI businesses that was not recurring in 2023. If you adjust for that, the AI business went up sequentially, I think, $100,000 to $200,000. I probably should have called that out. The answer to the second part of your question is yes, we do still anticipate that the AI business will reach profitability here in the fourth quarter and entering into 2025.

Evan

Just a quick follow-up, what is the current EBCD adoption rate on both the east and west coast? Thanks.

Howard Berger

Yes, the adoption rate on the east coast, where it’s now been implemented for approaching two years, is approaching 45%. Our goal is to get it at 50%, and there seems to be good trends that make us confident that we can get there in 2025. On the west coast, the adoption rate is closer to 30%, but that’s weighed down somewhat because of the large capitation program that we have here, and for which we are negotiating with all of the capitated providers to have the EBCD program become part of their capitation by providing us higher revenue. We expect to have progress that we can talk about that in 2025 also. If you were to strip away the capitation portion of our business, our adoption rate here on the west coast, where it’s only been implemented now for a little over a year, would probably be closer to 40%.

Evan

Thanks for the color.

Operator

Our next question today will come from Larry Solow with CJS Securities . Please go ahead.

Larry Solow

Great, thanks, and good morning, Howard and good morning, Mark. I guess just following up on the digital health question, just on the GE collaboration, just any timelines on when—I guess they’re rolling in your software into an existing machine, right, so take that usual OEM length of time, but could you just give us an idea of when these products actually will be available for commercialization?

Howard Berger

I’ll answer that one, Larry, good morning. The commercialization efforts will begin really at the RSNA, where we will have the SmartMammo both at our booth and the GE booth at McCormick Place, where the meeting is held in Chicago, on demonstration, and which we are able to deliver today. There are some upgrades that are coming to the GE system that will further enhance the viewing and resolution that are in for FDA approval, that hopefully will be an upgrade to the systems that they may sell today, sometime in the second quarter of next year. But essentially, the tools are tested and pending a final FDA approval that DeepHealth will be getting about adoption or application of the EBCD—excuse me, not the EBCD but the AI tool in the GE systems, which we expect this month, will be ready for a rollout of these systems in the first quarter of 2025.

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Larry Solow

Got you, and then just—Howard, just give us an update just on your efforts to build out both on the hospital partnership side and on the collaborations with large healthcare institutions, and also just acquisitions, maybe an update on how Houston is coming along. Obviously, you made a couple of nice-sized tuck-in acquisitions there to build out, start building out a new location. Just maybe give us a little update on those elements there. Thanks.

Howard Berger

I think Larry, as Mark mentioned, we have an active pipeline of acquisition opportunities, both small and large, that we’re considering. As you are well aware, we have a rather substantial cash balance and are looking to deploy that capital both on the DeepHealth side as well as on the imaging services side. We’ve got 15 more de novo centers which are in various stages of construction that will open throughout the course of 2025 as well as three more that will be operational in this quarter. We are deploying our capital in every aspect that we can to drive more revenue.

We believe we’re also going to see opportunities that may drive opportunities in the AI space, where we may have critical AI tools that we may feel that we can acquire in a very attractive manner, rather than build ourselves. While the AI tools that we have today are primarily screening tools, cancer screening tools for breast, lung and prostate, there are other work efficiency tools and improvement in diagnostic accuracy in other areas of our business for more of the routine work that we do, for example in ultrasound and in X-ray, that we will be looking for, that will help drive productivity and accuracy for our radiologists.

I think that is a pretty big—there are a lot of things on the plate for us to look at in 2025. Along with increasing the number and breadth of joint ventures—centers that are in joint ventures with hospital systems, that I believe once we—they become more aware of what the DeepHealth and smart technologies allow us to do, will make them even more excited about driving their relationships and partnerships with RadNet further into their hospital systems, even if it’s not with centers that we currently enjoy in a partnership arrangement with them.

Larry Solow

Great, thank you. I appreciate all that color.

Operator

Our next question today will come from Jim Sidoti with Sidoti & Co. Please go ahead.

Jim Sidoti

Hi, good morning, and thanks again for taking the questions. You talked about the program in the U.K. for screening for lung cancer. What are the hurdles you need to implement that in the U.S.?

Howard Berger

That’s a question, Jim, that unfortunately doesn’t have a great answer right now . Part of the problem here in the U.S., as opposed to, let’s say the U.K., the U.K., I think as most people know, has a national health service, the NHS, that manages over 90% of the healthcare for the population. Therefore, once they adopt something, it’s a lot easier for them to push it down. We really don’t have a similar model here, and even though lung cancer in the U.K. has already been determined to be of extraordinary value in terms of better outcomes, for those people who are at risk, which right now the United States public service task force has said is 50 years of age and 20 years of smoking history. Still, only about less than 5% of the patients eligible are accessing it. To be perfectly blunt, it’s the hurdles that are placed in front of patients who are at risk; they have to go through a consultation, they have to get authorization, and there’s a substantially different problem than what women face when they’re at risk. One out of every eight women will experience breast cancer in their lifetime, and they can self-refer. There is no such thing as self-referral for lung cancer, and I believe there is more and more advocates that are recognizing this as a hurdle.

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What’s happened in the U.K. is that the patients can now go directly to an appropriate provider in the U.K. and get their lung screening without having to get an authorization or a consultation. Somewhere, sometime, something similar to that has to be adopted here if we’re truly going to get the number of people who should be scanned into the system. I think this is something that’s tantamount to almost a type of epidemic here, where people who would qualify and get their lung screening at an earlier stage (audio interference) their outcomes if there a lot of these screening tools available. The very things that we’ve put together and continue to put together, like access and compliance, are what needs to be revamped here in the U.S. The expectation is with the efforts that we see that the NHS is making in the U.K., within another two years, perhaps 80% or more of the at-risk patients there will be getting annual lung screening, annual or biannual lung screening. This is a case where a socialized healthcare program certainly has achieved a lot better results than we can here, or we have here, despite having all the technological skills to do something which can certainly provide better outcomes for patients.

Mark Stolper

Yes, I think having said that, right, the idea here is to be—is to use these models, like in the U.K., to talk to the payors here about widespread population health screening for lung cancer. We are in the process of getting FDA approval on the Aidence lung—or the DeepHealth Aidence lung product here, which we’re anticipating receiving sometime midyear 2025. We’ll have the tools, as Dr. Berger said, to be able to launch similar programs here, and obviously we’re going to share the success of the U.K. with the payors and see if we can get some traction.

Jim Sidoti

With the new administration coming in, in general, not just lung cancer, but in general do you see any new risks for your business, any new opportunities for your business, and how do you think you’ll adapt?

Mark Stolper

Yes, I’m not sure the new administration coming in really impacts our business in a big way. I think when we were under the Trump administration from 2016 to 2020, they were supportive of a lot of the programs that the current administration has been pushing; you know, cancer programs, cancer (inaudible). We’ll see, I don’t know—you know, reimbursement might change. Howard, what’s your perspective?

Howard Berger

I think there’s one area where we may, and healthcare in general benefit from the new administration, and that is regulatory issues. Right now, there is a substantial hurdle that any growth, and particularly with mergers and acquisitions, has to pass in order to do sizeable acquisitions. My strong belief is that those burdens will be lower and make, I think, available what needs to continue in healthcare, and that is creating scale for businesses that can deliver cost effective healthcare. If it’s one area that I think we can point to that I believe does need some changes, if you will, are regulatory, and that seems to be a major effort that the Trump administration will be focusing on.

Jim Sidoti

Right, thank you.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Dr. Berger for any closing remarks.

Howard Berger

Again, I would like to take this opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue to endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.

Thank you all for your time today and sharing this important and exciting journey with us. I look forward to our next call. Good day.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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